Exhibit 10.2

Marjax Property Management, LLC

6840 Farralone Avenue

Canoga Park, CA 91303

Wellness Matrix Group, Inc.

17011 Beach Blvd., 9th Floor

Huntington Beach, CA 92647

February 5, 2019

Gentlemen:

This letter, when signed by you below, shall constitute the credit agreement (“Agreement”) between us whereby this firm (”Marjax”) will advance and loan to you (“WMGR”) from time to time, up to Three Million Dollars ($3,000,000) on the terms set forth herein.

Upon your written request, delivered to us at the above address, signed by an authorized officer of WMGR, (each request and loaned amount a “Draw”), we will within seven business days of receipt of the request deliver the Draw by wire transfer to the account specified by you.

Each Draw shall bear interest at the rate of three per cent over the prime rate publically announced by Chase Bank from time to time, from the date of the respective Draw, compounded annually on the first day of January, 2020 and each January 1 thereafter, on the outstanding balance of each Draw and interest thereon as of such date. The interest rate will change as of the effective date of each change in such prime rate.

The entire unpaid balance of Draws and interest thereon shall be due and payable on January 31, 2024 and may be pre-paid in whole or in part, at any time, without penalty, with interest calculated as of the date of receipt of payments.

The entire amount of Draws and interest thereon shall become immediately due and payable if (1) WMGR files a petition under any bankruptcy, insolvency or similar law, or (2) the making of an assignment for the benefit of creditors of WMGR.

If payment when due shall not be made, Marjax shall be entitled to all costs of collection, including attorneys fees, which it may incur.

You confirm that this Agreement has been approved by the Board of Directors of WMGR and the undersigned signatory has full authority to execute it on behalf of WMGR.

This Agreement shall be interpreted in accordance with California law and any action to enforce it shall be taken in the Superior Court of the State of California for the County of Los Angeles.

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If this letter correctly sets forth our Agreement, please sign a copy where indicated below and return it to us at the above address.

Very truly yours,

Marjax Property Management, LLC

By: /s/ James Camuso

James Camuso, Manager

Agreed to and confirmed,

Wellness Matrix Group, Inc.

By:__________________________________

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